Exhibit 99.1

PRESS RELEASE

5/25/21

Carlisle Companies to Sell Carlisle Brake & Friction

SCOTTSDALE, ARIZONA, May 25, 2021 - Carlisle Companies Incorporated (NYSE:CSL) today announced the signing of a definitive agreement to sell Carlisle Brake & Friction (CBF) to CentroMotion of Waukesha, Wisconsin in a transaction structured to provide Carlisle the opportunity to receive $375 million, including receipt of $250 million cash at closing, subject to certain adjustments, and the right to receive an additional post-closing cash payment of up to $125 million based on CBF’s achievement of certain adjusted EBITDA targets for calendar year 2021. The transaction is subject to customary closing conditions, including regulatory clearances, and is expected to close in the third quarter of 2021. The sale of CBF was contemplated as part of Carlisle’s portfolio optimization strategy, as laid out in Vision 2025.

CentroMotion is a leading manufacturer of motion, actuation and control solutions for the agriculture, specialty and commercial vehicle, construction and industrial end markets. CentroMotion is a portfolio company of One Rock Capital Partners, LLC.

CBF is a globally recognized leader in the development and manufacture of highly innovative brake and friction solutions to service a diverse range of off-highway vehicle end markets, including construction, mining, agriculture and aerospace. CBF’s products include hydraulic control products, industrial brake assemblies, and wet and dry friction materials for brake, clutch and transmission applications. The CBF segment reported $275.3 million of revenue in 2020.

Chris Koch, Chairman, President and Chief Executive Officer, said “The divestiture of Brake & Friction is consistent with our Vision 2025 strategy to simplify our portfolio, which, we believe, will deliver better returns for our shareholders. As we enter a post-COVID-19 world, this transaction also aligns with Carlisle’s pivot to focusing on expansion of our building products segment.

We believe the sale to CentroMotion is an excellent opportunity for Brake & Friction to optimize its long-term growth and profitability, leveraging an industry leading platform focused on critical applications for off-highway vehicle and industrial markets.

I had the privilege of serving as President of CBF from 2008 to 2011 and want to thank CBF’s approximately 1,350 global employees for their perseverance over the past few years during a difficult down cycle, all the while working to ensure CBF remained a leading supplier of equipment and solutions to off-highway vehicle end markets. In addition, I want to thank the customers and suppliers of Brake & Friction for their continued loyalty.”

Guggenheim Securities, LLC acted as financial advisor to Carlisle on this transaction.

Forward-Looking Statements

This press release contains forward-looking statements, including those with respect to the sale of CBF and the anticipated timing of the closing of the transaction. These statements represent only Carlisle’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of Carlisle’s control. Actual results could differ materially from those reflected in this press release for various reasons, including the failure of the parties to meet or waive closing conditions, the failure to receive required regulatory approvals, and the failure of the buyers to obtain their expected financing. Carlisle disclaims any obligation to update forward-looking statements except as required by law.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified industrial company with a global portfolio of niche brands that delivers energy efficient and highly engineered products and solutions for its customers. Driven by our strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns by investing in high-ROIC businesses and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle is headquartered in Scottsdale, Arizona. Its worldwide team of employees generated $4.2 billion in revenues in 2020. Learn more about Carlisle at www.carlisle.com.

Contact:	Jim Giannakouros, CFA
Vice President of Investor Relations
Carlisle Companies Incorporated
(480) 781-5135
jgiannakouros@carlisle.com